                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               -------------------

                                 SCHEDULE 13G/A
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                         GALAXY NUTRITIONAL FOODS, INC.
                                (Name of Issuer)

                     Common Stock, Par Value $.01 per Share
                         (Title of Class of Securities)

                                     363175
                                 (CUSIP Number)

                               December 31, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] Rule 13d-1(b)

                  [X] Rule 13d-1(c)

                  [ ] Rule 13d-1(d)


                         (Continued on following pages)


                                Page 1 of 5 Pages

CUSIP NO.                        SCHEDULE 13G/A
                             (cover page continued)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Finova Mezzanine Capital Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (A) [ ]
                                                                        (B) [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Tennessee

NUMBER OF SHARES  5.       SOLE VOTING POWER

                           100,000

BENEFICIALLY      6.       SHARED VOTING POWER

                           None

OWNED BY EACH     7.       SOLE DISPOSITIVE POWER

                           100,000

REPORTING PERSON  8.       SHARED DISPOSITIVE POWER

                           None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         100,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.09%

12.      TYPE OF REPORTING PERSON

         CO


                                Page 2 of 5 Pages

                                  SCHEDULE 13G
                                Amendment No. 1

ITEM 1(A).        NAME OF ISSUER:   Galaxy Nutritional Foods, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2441 Viscount Row, Orlando, Florida 32809

ITEM 2(A).        NAME OF PERSON FILING: Finova Mezzanine Capital Inc.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  500 Church Street, Suite 200, Nashville, TN 37219

ITEM 2(C).        CITIZENSHIP:      United States (Tennessee)

ITEM 2(D). TITLE OF CLASS OF SECURITIES: Common Stock, Par Value $.01 per share

ITEM 2(E).        CUSIP NUMBER:     363175

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS:

                  (A)      [ ]      BROKER OR DEALER REGISTERED UNDER THE ACT

                  (B)      [ ]      BANK AS DEFINED IN SECTION 3(A)(6) OF THE
                                    ACT

                  (C)      [ ]      INSURANCE COMPANY AS DEFINED IN SECTION
                                    3(A)(19) OF THE ACT

                  (D)      [ ]      INVESTMENT COMPANY REGISTERED UNDER SECTION
                                    8 OF THE INVESTMENT COMPANY ACT

                  (E)      [ ]      INVESTMENT ADVISER REGISTERED UNDER SECTION
                                    203 OF THE INVESTMENT ADVISERS ACT OF 1940

                  (F)      [ ]      EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS
                                    SUBJECT TO THE PROVISIONS OF THE EMPLOYEE
                                    RETIREMENT INCOME SECURITY ACT OF 1974 OR
                                    ENDOWMENT FUND; SEE
                                    SS. 240.13D-1(B)(1)(II)(F)

                  (G)      [ ]      PARENT HOLDING COMPANY, IN ACCORDANCE
                                    WITH SS. 240.13D-1(B)(II)(G); SEE ITEM 7

                  (H)      [ ]      GROUP, IN ACCORDANCE WITH
                                    SS. 240.13D-1(B)(1)(II)(H)

ITEM 4. OWNERSHIP:

                  (A)      AMOUNT BENEFICIALLY OWNED: 100,000

                  (B)      PERCENT OF CLASS: 1.09%


                                Page 3 of 5 Pages

                                  SCHEDULE 13G

                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                    100,000

                           (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                    None

                           (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                    100,000

                           (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                    None

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable

ITEM 10. CERTIFICATION.

                                    By signing below I certify that, to the best
                           of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 4 of 5 Pages

                                  SCHEDULE 13G

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             FINOVA MEZZANINE CAPITAL INC.


                                             By: /s/ Philip S. Clark
                                                --------------------------------
                                                Philip S. Clark
                                                Vice President - Group Counsel

Date: February 14, 2001


                                Page 5 of 5 Pages